Exhibit 99.1


                                        NEWS


                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                            355 LEXINGTON AVENUE
                                            NEW YORK, NY 10017

FOR FURTHER INFORMATION:
AT THE COMPANY:                        AT THE FINANCIAL RELATIONS BOARD:
Patrick Carroll                        Larry Stein        Diane Hettwer
Chief Financial Officer                General Inquires   Analyst Inquires
(212) 692-7260                         (312) 640-6794     (312) 640-6760

FOR IMMEDIATE RELEASE
TUESDAY, SEPTEMBER 2, 2003

                      LEXINGTON CORPORATE PROPERTIES TRUST
                       EXPANDS CREDIT LINE TO $100 MILLION

New York, NY - September 2, 2003 - Lexington Corporate Properties Trust (NYSE:LXP), a real estate investment trust, today announced that it has expanded its unsecured revolving credit facility from $60.0 million to $100.0 million. The new credit facility, which matures in August, 2006, with a one year extension option, bears interest at a rate of 150-250 basis points over LIBOR, depending on the number of properties Lexington owns free and clear of mortgage debt. No amounts are currently outstanding under the credit facility.

Comments From Management

         Commenting on the expanded credit line Patrick Carroll, Lexington's Chief Financial Officer, said, "Over the last 27 months we have raised approximately $300 million in equity capital. This balance sheet strength has enabled us to increase the borrowing capacity on our credit facility without any material changes to our financial covenants or increase in our borrowing spread. This line provides Lexington with added financial flexibility and very attractive short-term borrowing costs."


About Lexington

Lexington Corporate Properties Trust is a real estate investment trust that owns and manages office, industrial and retail properties net leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Tuesday, September 2, 2003 at $18.82 per share. Lexington pays an annualized dividend of $1.34 per share. Additional information about Lexington is available at www.lxp.com.


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This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.


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